ADVISORY SERVICE AGREEMENT

THIS ADVISORY SERVICE AGREEMENT (the "Agreement") is made this 10th day of November 2017 by and between Elite Beverages International Inc. (the "Company") and Infinity Global Consulting Group, Inc., 3867 NE 168th St. unit 404, North Miami Beach, FL. 33160, (the "Advisor").

WHEREAS, Advisor and Advisor's personnel and contacts have experience in advising corporate management, strategic planning, corporate development and forecasting, marketing, structuring investor relations programs, contract negotiations and performing general administrative duties for publicly-held companies and developing state investment ventures.

NOW THEREFORE, in consideration of the mutual promises and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. **Engagement.** The Company hereby engages Advisor as of the date hereof and continuing until termination as provided herein to provide or assist the Company with the following upon request:
   - Assist and advise the Company through its SEC registration process.
   - Introduce Company to appropriate corporate and SEC legal counsel, accountants and auditors.
   - Develop, design and arrange public and digital marketing programs for the company.
   - Develop corporate structure and strategic business model.
   - Develop business plan and corporate deck for the Company.
   - Distribute company news and relevant information to market makers, financial media outlets, selected internet stock pages/threads and the OTC analyst community when appropriate.
   - Create and/or develop a new corporate website that will use and interact with social media.
   - Create advertisements for financial periodicals to enhance digital marketing programs.
   - Write, edit and proof all correspondence on behalf of the Company.
   - Distribute and disseminate all public materials to potential investors and shareholders when appropriate.
   - Present client to various media and periodical sources, as well as, interact with national and regional media outlets including appropriate trade journals.
   - Create a Corporate Overview/Due Diligence package for dissemination to potential investors, shareholders and clients, when appropriate.
   - Assist in the development of a public relations and marketing strategy.

- Write, edit and proof all press releases as appropriate and in concert with client milestones, material and newsworthy events.
- Consult with the company on general business and financial issues.
- Perform due diligence presentations to Broker Dealers and market makers at the company's request.
- If necessary, negotiate or assist in the negotiation of source, distribution and marketing agreements with third party sources.
- Introduce company to various principles of retail Investment Banking houses located in the United States.
- Facilitate all duties and responsibilities for the Company's Shareholder Relations Dept. including speaking with potential and existing shareholders, creation and monitoring of all internet message boards and the development of a diversified shareholder base on behalf of the client.
- Introduce client to various lenders, funding groups, institutions, family offices and hedge funds.
- Screen all potential individuals and business proposals for veracity on behalf of the Company in order to prevent any detrimental impacts on the public company.
- Advisor will take responsibility for guaranteeing a 24 hour turnaround time in response to any and all information that needs to be communicated via emails and/or verbal responses to questions as related to general questions, corporate information or press releases. Further Advisor shall give any ongoing consulting support deemed necessary by client; (collectively the "Services").

2. <u>Term.</u> Unless sooner terminated in accordance with the termination provisions set forth in this Agreement, the term of this Agreement shall be for an initial term of 12 months commencing on the date hereof (the "Initial Term") and shall renew every 12 months in perpetuity until such time that the contract is officially terminated through proper notice. Either party shall advise the other at least (30) thirty days in advance of its desire to terminate the agreement any time outside of the Initial Term or additional Terms thereafter agreed upon, and (30) thirty days prior to the end of the initial Term.

3. **<u>Time and Effort of Advisor Services.</u>** Advisor shall allocate such time and assign such of Advisor's personnel as it deems necessary to complete the Services to be provided under this Agreement. The Company agrees to provide any and all information and or documents reasonably requested by Advisor and/or Advisor's personnel to assist in the performance of the Services required hereunder.

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4. **Limitation of Advisors Liability.** In the absence of willful malfeasance, bad faith, negligence, or reckless disregard for the obligations and duties hereunder by Advisor, neither Advisor nor Advisor's personnel shall be liable to the Company or any of its subsidiaries, officers, directors or shareholders for any act or omission in the course of or connected with rendering the Services, including, but not limited to, losses that may be sustained in any corporate act in any subsequent business opportunity undertaken by the Company as a result of advice provided by Advisor or Advisor's personnel.

5. **Advisory Services Compensation.** The Company shall pay to Advisor as compensation for the services under this Agreement during the Initial Term by way of delivery of $5,000 for one-time expenses, set up costs and first month's retainer, and $5,000 per month, due every 30 days for the remaining eleven months of the contract.

6. **Costs and Expenses.** All third-party costs and out-of-pocket expenses incurred by Advisor in excess of $300.00 shall be reimbursed to Advisor within thirty (30) days of issuance of invoice to the Company. Additionally, all expenses shall be pre-approved by the Company in advance to any monies being spent for reimbursement.

7. **Place of Services**. The Services to be provided hereunder shall be performed in such place as Advisor, in its sole discretion, deems is the best location for such Services and may include, but not be limited to the Advisor's offices, the Company's offices or other locations as required for the particular service to be performed.

8. **Independent Contractor.** Advisor will act as Independent Contractors in the performance of the Services under this Agreement. Accordingly, Advisor will be responsible for payment of all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes due relative to Advisor's personnel, and any and all business license fees as may be required. This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employment and employer, between Advisor and the Company. Neither Advisor nor Advisor's personnel are authorized to enter into any agreements on behalf of the Company. The Company expressly retains the right to approve, in its sole discretion, each opportunity introduced by Advisor, and to make all final decisions with respect to whether or not to accept or reject any business opportunity suggested or introduced by Advisor.

9. **Rejected Asset Opportunity or Business Opportunity.** If, during the Initial Term of this Agreement or the Additional Term, the Company elects not to proceed to acquire, participate or invest in any business opportunity identified and/or selected by Advisor or Advisor's personnel, notwithstanding the time and expense the Company may have incurred reviewing such transaction, such business opportunity shall revert back to and become proprietary to Advisor, and Advisor shall be entitled to acquire or broker the sale or investment in such rejected business opportunity for its own account, or submit such assets or business opportunity elsewhere. In such event, Advisor shall be entitled to any and all profits or fees resulting from Advisor's purchase, referral or placement of any such rejected business opportunity, or the Company's subsequent purchase or financing with such business opportunity in circumvention of Advisor.

10. **No Agency Express or Implied.** This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Company and Advisor, or
employee and employer as between Advisor and Advisor's personnel and the Company.

11. **Termination.** The Company and Advisor may terminate this Agreement at any time with mutual consent and either party name give notice of termination Thirty (30) days prior to the Additional Term. Failing such mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty (30) days written notice if the Company is dissatisfied with the Advisor's services under the following conditions:

(A) **By the Company.**

(1) If during the Initial Term of this Agreement or the Additional Term, Advisor is unable to provide the Services as set forth herein for ten (10) consecutive business days because of illness, or other incapacity of Advisor's personnel; or,

(2) If Advisor willfully breaches or neglects the duties required to be performed hereunder.

(B) **By Advisor.**

(1) If the Company breaches this Agreement or fails to make payments or provide information and documents required hereunder;or,

(2) If the Company ceases business or sells a controlling interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially

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all of its assets to another corporation, entity or individual outside the scope of this Agreement; or,

(3) If the Company subsequent to the execution hereof has a Receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of its business; or

(4) If the Company subsequent to the execution hereof institutes, makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization or rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

(5) If any of the disclosures made herein or subsequent hereto by the Company to Advisor are determined to be materially false or misleading.

In the event either party elects to terminate for cause, or this Agreement is terminated prior to the expiration of the Initial Term, or if this Agreement is terminated by mutual written agreement, the Company shall be responsible to pay Advisor for unreimbursed expenses due hereunder.

12. **Indemnification.** Subject to the provisions herein, the Company and Advisor agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement.

13. **Remedies.** Any and all remedies available hereunder shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.

14. **Miscellaneous.**

(A) Subsequent Events. Advisor and the Company each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations that could compromise its efforts and obligations under this Agreement.

(B) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by both parties hereto.

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(C) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purpose of this Agreement.

(D) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time of the provision of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of both parties.

(E) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mail for transmittal be certified or registered mail, postage prepaid, or when deposited with a recognized courier service for transmittal, or when sent by facsimile transmission and such transmission is evidenced by log as satisfactorily transmitted, and in each case provided that the communication is addressed:

(1) In the case of the Advisor:

Infinity Global Consulting Group, Inc.
3967 NE 168th St. unit 404
North Miami Beach, FL. 33160
Joseph M. Vazquez, III, President

(2) In the case of the Company:

Elite Beverages Inc
7867 Charleston Way
Port St. Lucie, FL 34986
Jon McKenzie COO

or to such other person or address designated in writing by the Company or advisor to receive notice and served on the other party in accordance with this section.

(F) Headings. The section and subsection headings in this Agreement are inserted for convenience only an shall not affect in any way the meaning or interpretation of this Agreement.

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(G) Governing Law. This Agreement was negotiated and its being contracted for in Florida, and shall be governed by the laws of the State of Florida. The parties expressly agree to venue in Miami-Dade County, Florida for any and all actions commenced relative to this Agreement.

(H) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(I) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement.

(J) Severability. If any party of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

(K) Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The executed copy of this Agreement shall be valid and binding upon a party when transmitted by facsimile to the other party. At the request of any party hereto, all parties agree to execute an original of this Agreement, as well as, any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

Infinity Global Consulting Group, Inc.	Elite Beverage International Inc.
Joseph M. Vazquez III	Jon McKenzie
President	COO